Exhibit 99

                                                                   [EXELON LOGO]


News Release



From:      Exelon Corporation                            For Immediate Release
           Corporate Communications                      ---------------------
           P.O. Box 805379
           Chicago, IL  60680-5379

Contact:   Linda Marsicano, 312.394.3099
           Linda.marsicano@exeloncorp.com

   Exelon Corporation Announces Agreement to Sell Its Subsidiary, InfraSource, to GFI Energy Ventures LLC and Oaktree Capital Management LLC

CHICAGO (June 18, 2003) - Exelon Corporation, parent company of InfraSource Incorporated, announced today that it has entered into an agreement to sell the electric construction and services, underground and telecom businesses of InfraSource, Incorporated to GFI Energy Ventures LLC and Oaktree Capital Management LLC. InfraSource (formerly Exelon Infrastructure Services) is an industry leader providing transmission and distribution infrastructure services to the electric, gas, telecommunications and cable utilities, in addition to the industrial market.

The sale price is expected to be $250 million of cash and a $30 million subordinated note maturing with interest in 2011. The InfraSource companies being divested are MJ Electric, InfraSource Underground, Electric Services Inc., Dashiell and Dacon, Blair Park Services/Sunesys and RJE Telecom.

"This divestiture supports Exelon's corporate strategy to focus on our core integrated utility businesses and is another step forward in The Exelon Way," said George Gilmore, Senior Vice President of Exelon and President of Exelon Enterprises. "Exelon also believes this transaction is in the best interest of InfraSource and its shareholders. GFI and Oaktree's knowledge of the industry and enthusiasm for InfraSource will provide InfraSource with the support needed to achieve its growth objective."

GFI Energy Ventures LLC has been an equity investor in established, industry-leading companies serving the energy market since 1995. GFI has originated over thirty investments in companies that provide the systems, software, equipment and services needed by participants in the competitive energy market. GFI is the co-general partner with Oaktree Capital Management, LLC of the $454 million OCM/GFI Power Opportunities Fund, L.P. For more detailed information, visit GFI's web site at www.gfienergy.com.

Oaktree Capital Management, LLC is a Los Angeles-based alternative investment management and buyout firm, which manages over $26 billion for institutions and wealthy individuals. Oaktree will invest in InfraSource through its private equity group, which manages approximately $2.5 billion.



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Merrill Lynch & Co. acted as financial advisor to InfraSource in connection with this transaction and rendered a fairness opinion to its Board of Directors. Debt financing for the transaction will be provided by Barclays Capital.

The agreement is subject to customary closing conditions, and is expected to close in the third or fourth quarter of 2003 depending upon the timing of regulatory approvals.



                                       ###

     InfraSource is a leading national infrastructure services provider. The company's services include design, engineering, construction and maintenance services to the electric power, gas and telecommunications industries. The company has annual revenues in excess of $500 million and operations in over 30 states.

                                       ###

    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.